ANGEL JADE LIMITED
ACN: 146 720 578
DATE: November 6, 2014
MINUTES OF A MEETING OF DIRECTORS

Present:
King, Alexander (Chairperson)
Sheppard, Warren

Allotments of Shares: It was resolved to approve the following allotment of shares:

Name: Kibush Capital Corporation (OTCB: DLCR) of 108 S. Franklin Avenue Suite 10 Valley Stream NY 11580, United States of America

No of Shares: 45,918,375
Issue Date: November 6, 2014
Type: Ordinary Fully Paid
Total Price Paid: $250,000

Preparation of Documents: The secretary was requested to complete the documents required to reflect he change to members of the company.

It was also resolved to complete the new share certificates pursuant to the rules that govern the execution of documents by the company and to cancel any certificates that are no longer required.

Closure: There being no further business the meeting was closed.

King, Alexander
Chairperson